EXECUTION VERSION

Kien Huat Realty III Limited

November 9, 2018

Empire Resorts, Inc.
c/o Monticello Casino and Raceway
204 State Route 17B, P.O. Box 5013
Monticello, New York 12701

Attention:

Emanuel R. Pearlman, Executive Chairman of the Board of Directors

Ryan Eller, President and Chief Executive Officer

Re: Financing

Gentlemen:

We understand that Empire Resorts, Inc. (the “Company”) may raise additional financing (“Financing”) to supplement the Company’s existing resources.

The purpose of this letter is to amend and restate in its entirety that certain letter, dated November 6, 2018, by and between the Company and Kien Huat Realty III Limited (“KHRL”) and to reconfirm the commitment of KHRL to participate in the Financing in accordance with the terms, and subject to the conditions, set forth in the Term Sheet attached as Exhibit A hereto.

Unless the parties mutually agree to its earlier termination, KHRL’s commitment set forth in this letter shall expire upon the earlier to occur of (i) the Company’s receipt of funding of Third Party Financing (as defined in the Term Sheet) in an amount no less than the Required Funding Amount (as defined in the Term Sheet) and (ii) April 15, 2020. The Company hereby agrees to use its reasonable efforts to secure Third Party Financing in an amount at least equal to the Required Funding Amount.

This commitment letter, including the attached Term Sheet, (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of KHRL and the Company with respect to the subject matter hereof; (b) shall be governed by the laws of the State of New York; (c) shall not be assignable by the Company without the prior written consent of KHRL (and any purported assignment without such consent shall be null and void); (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by the Company and KHRL.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By: /s/ Gerard Lim Ewe Keng
Name: Gerard Lim Ewe Keng
Title: Director

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By: /s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

November 9, 2018

Financing Summary of Terms
Issuer:	Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) and/or such other direct or indirect subsidiaries of the Company as mutually agreed by Kien Huat Realty III Limited (“KHRL”) and the Company.
Maximum Amount of Financing to be Raised:	Up to $126 million (the “Principal Amount”)
KHRL Commitment:

KHRL will provide financing to the Company on the terms set forth in this Term Sheet and otherwise on commercially reasonable and market terms to be mutually and reasonably agreed to by the Company and KHRL (the “KHRL Financing”) in an aggregate amount (the “Maximum KHRL Financing Amount”) up to the excess (if any) of (i) the Principal Amount (the “Required Funding Amount”) less (ii) the aggregate amount of additional financing (whether debt or equity) raised by Empire from third parties (net of fees and transaction costs) after the date hereof (the “Third Party Financing”). For purposes of this Term Sheet, Third Party Financing shall exclude $29 million of equity financing raised by Empire from any person (or affiliate thereof) with which Empire enters into a commercial agreement relating to online gaming and sports betting at Resorts World Catskills.

Preferred Stock Financing:	In the KHRL Financing, the Company shall issue shares of convertible preferred stock (the “Convertible Preferred Stock”) having substantially the terms set forth on Schedule 1 hereto.

A-1

Written Consent / Approval:	KHRL, as holder of a majority of the shares of the Company entitled to vote, will execute a written consent (the “Stockholder Consent”), to approve (i) the issuance of shares of Convertible Preferred Stock and the shares of common stock of the Company underlying the Convertible Preferred Stock pursuant to the terms of this Term Sheet, if any, and the terms of any specific financing consummated in connection herewith, (ii) the removal of the “Conversion Limitation” (as defined in Schedule 1) from any shares of Convertible Preferred Stock issued prior to the date of the Stockholder Consent and (iii) the issuance of shares of Convertible Preferred Stock without the Conversion Limitation following the date of the Stockholder Consent. Further, the Board of Directors of the Company, including each director that is independent of KHRL, shall approve and recommend that the Company take each of the actions described in clauses (i) through (iii) of the preceding sentence (together with the Stockholder Consent, the “Approvals”). If applicable, the Company will file an information statement (the “Information Statement”) with respect to the Stockholder Consent with the Securities and Exchange Commission. The Approvals shall be obtained, and the Information Statement shall be filed with the Securities and Exchange Commission no later than November 30, 2018. The Company will agree to maintain at all times sufficient authorized shares of Company common stock to account for the conversion of all the Convertible Stock contemplated hereby.
Funding Fee:	KHRL shall be entitled to a funding fee (the “Funding Fee”) in connection with each funding of any portion of the KHRL Financing in an amount of 1% of the amount so funded by KHRL, or such other amount as is mutually agreed by the Company and KHRL. Each Funding Fee payment shall be due and payable simultaneously with the applicable funding by KHRL.
Use of Proceeds:	Proceeds will be used for general working capital and corporate purposes of the Company and/or such other direct or indirect subsidiaries of the Company as mutually agreed by KHRL and the Company.
Funding Dates and Amounts:	The Company may draw-down the KHRL Financing (but not more than the Maximum KHRL Financing Amount in the aggregate) on such dates as mutually agreed by KHRL and the Company but in any event no earlier than pursuant to the installment schedule set forth on Schedule 2 hereto. In connection with each draw-down, the Company and KHRL shall enter into separate subscription agreements, each substantially in the form attached hereto as Exhibit A.

Additional Agreements:	The receipt of any Third Party Financing will be subject to the approval of the New York State Gaming Commission (if required).
Expenses	The Company shall pay for or reimburse KHRL for all of its legal expenses in connection with the negotiation, execution, and delivery hereof and the consummation of the transactions contemplated hereby.

A-2

Schedule 1

Terms of Preferred Stock

Securities:	Convertible preferred stock (the “Convertible Preferred Stock”)
Price Per Share:	$100,000 (“Original Purchase Price”)
Maturity:	December 31, 2038 (“Maturity Date”)
Priority:	The Convertible Preferred Stock shall be senior to the rights, preferences and privileges of all other equity securities of the Company, except for the Series B Preferred Stock, par value $.01 per share, of the Company (the “Series B Preferred Stock”).
Voluntary Conversion; Mandatory Conversion at Maturity:	The holder of the Convertible Preferred Stock will have the right to convert its shares of Convertible Preferred Stock into shares of common stock at any time prior to the Maturity Date at a conversion price of $20 per share of common stock, which conversion price shall be subject to adjustment for certain customary corporate events to be agreed by the holder and the Company (as adjusted, the “Original Conversion Price”). Unless the holder has given notice of conversion prior to the Maturity Date to voluntarily convert the Convertible Preferred Stock, if the Convertible Preferred Stock is outstanding on the Maturity Date, then the outstanding Convertible Preferred Stock shall automatically convert into shares of common stock at a conversion price equal to the 90-day volume-weighted average price for a share of common stock of the Company for the period ending the day immediately prior to the Maturity Date.
Schedule 1-1

Mandatory Conversion upon Change in Control:	In the event of a change in control (as shall be defined in the certificate of designations for the Convertible Preferred Stock), the Convertible Preferred Stock will participate on an as-converted basis with the holders of all other equity of the Company at a conversion price equal to the purchase price of the common stock of the Company in such change in control transaction. The Company shall provide the holder of the Convertible Preferred Stock with notice of such change in control prior to the record date for such transaction and such holder shall have the right to provide a notice of voluntary conversion up until the record date relating to such change of control transaction.
Limitation on Conversion:	Until the Company has obtained the Stockholder Consent, the Company may not issue, upon conversion of the Convertible Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock previously issued upon conversion of the Convertible Preferred Stock, would exceed 19.99% of the Company’s then-issued and outstanding common stock (the “Conversion Limitation”).
Dividends:	Subject to the rights of the Series B Preferred Stock with respect to dividends and distributions, dividends will be paid on the Convertible Preferred Stock on an as-converted basis when, as and if paid on the Common Stock.
Liquidation Preference:	In the event of liquidation, dissolution or winding up of the Company, the proceeds shall be paid as follows: Subject to the rights of the Series B Preferred Stock, first pay one time the Original Purchase Price plus declared and unpaid dividends on each share of Convertible Preferred Stock that the Convertible Preferred Stock would receive on an as-converted basis. The balance of the proceeds shall be distributed pro-rata to the holders of common stock.
Schedule 1-2

Voting Rights:	Subject to the Conversion Limitation, the Convertible Preferred Stock shall vote together with the common stock on an as-converted basis and not as a separate class, except as required by law. The Company’s certificate of incorporation will provide that the number of authorized shares of common stock may be increased or decreased with the approval of a majority of the Convertible Preferred Stock and common stock voting together as a single class and without a separate vote by the common stock subject to the Company’s obligation to maintain sufficient authorized shares of common stock to meet any reasonably foreseeable conversion event with respect to the Convertible Preferred Stock.
Written Consent:	If necessary, KHRL, as holder of a majority of the Company common stock will execute a written consent (the “Stockholder Consent”) approving the issuance of the Convertible Preferred Stock and the shares of common stock issuable upon conversion thereof. If necessary, the Company will file an information statement with respect to the Stockholder Consent with the Securities and Exchange Commission.
Registration Rights:	The registration rights granted to KHRL in that certain commitment letter, dated June 26, 2014, by and between the Company and KHRL, shall apply to the shares of common stock issuable upon conversion of the Convertible Preferred Stock.
Schedule 1-3

Schedule 2

Funding Dates

Draw Date No Earlier Than	Maximum Funding Amount
11/9/2018	$12 million
2/15/2019	$20 million
5/15/2019	$20 million
8/15/2019	$15 million
11/15/2019	$37 million
3/15/2020	$22 million

Schedule 2-1

Exhibit A

FORM OF

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of [ ], by and among Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, a corporation organized in the Isle of Man (the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into that certain amended and restated commitment letter agreement, dated as of November 9, 2018 (the “Commitment Letter”), pursuant to which the Purchaser agreed to make an aggregate financing commitment to the Company that would be funded in installments and subject to reduction from time to time in accordance therewith; and

WHEREAS, pursuant to the Commitment Letter and consistent with the installment schedule included therein, the Company desires to issue shares of its Series F Convertible Preferred Stock, par value $0.01 per share as set forth in Section 1.1 (the “Preferred Stock”), and the Purchaser desires to acquire such Preferred Stock and contribute to the capital of the Company the amount set forth in Section 1.1 hereof.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

SUBSCRIPTION FOR PREFERRED STOCK

Section 1.1. Subscription for Preferred Stock. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for [ ][1] shares of the Preferred Stock (the Shares”) and agrees to pay to the Company cash on the date hereof, as the purchase price for the Preferred Stock, in the amount of $100,000 per share of Preferred Stock, in the aggregate amount of $[ ], and the Company agrees to sell such Shares to the Purchaser.

Section 1.2. Issuance of Shares. The Company shall issue to and register in the name of the Purchaser one (1) certificate evidencing the Shares.

[1] Note to Draft: To reference number of shares to be issued in connection with relevant funding.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.2. Authority.

(a)    The execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action.

(b)   This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 2.3. Title to Shares. Upon the issuance by the Company to the Purchaser of the Shares in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid, and non-assessable and free of preemptive rights, and will represent 100% of the issued and outstanding shares of the Preferred Stock (taking into account all previous issuances of Preferred Stock to Purchaser) and upon delivery by the Company to the Purchaser of such Shares in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as of the date hereof as follows:

Section 3.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Isle of Man.

Section 3.2. Authority and Execution.

(a)                The Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by the Purchaser of this Agreement have been duly authorized by all necessary action.

(b)               This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent

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that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3. Experience. The Purchaser has such knowledge and experience in financing and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed decision and has the capacity to protect its own interests.

Section 3.4. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Section 3.5. Investment; Access to Data. The Purchaser is acquiring the Shares for its own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has been supplied with all information it deems necessary to make an informed investment decision.

Section 3.6. Restrictions on Transfer.

(a)    The Purchaser acknowledges and agrees that the Shares may not be offered for sale, sold or transferred except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or in a transaction which is exempt from registration under the Securities Act or for which such registration is otherwise not required or (b) pursuant to an effective registration statement under any applicable securities laws of any state (the “State Acts”) or in a transaction which is exempt from registration under such State Acts or for which such registration otherwise is not required. Purchaser agrees that if any transfer of its Shares or any interest is proposed to be made, as a condition precedent to any such transfer, Purchaser may be required to deliver to the Company an opinion of counsel satisfactory to the Company.

(b)   All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS COMPANY, IS AVAILABLE.”

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(c) In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding capital stock without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Section 3 or into which such Shares thereby become convertible shall immediately be subject to this Section 3. Pursuant to Section 5 of the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company, appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of shares of Preferred Stock subject to this Section 3.

Article IV

MISCELLANEOUS PROVISIONS

Section 4.1. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 4.2. Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer upon any person or entity, other than the parties and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any provision herein contained.

Section 4.3. Successors, Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of each other party.

Section 4.4. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an action or

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proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 4.5. Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same agreement. This Agreement may be executed and delivered by electronic transmission in portable document format and/or facsimile transmission or by such other method as the parties may mutually agree.

Section 4.6. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement for any other purpose.

Section 4.7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not supersede any terms of the Commitment Letter, which shall continue to govern the KHRL Financing (as such term is defined in the Commitment Letter) and operate in full force and effect in accordance with its terms.

Section 4.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPIRE RESORTS, INC.

By:

Name: Ryan Eller

Title: President and Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By:

Name: Gerard Lim Ewe Keng

Title: Authorized Signatory